Executive Copy

Exhibit 3

Dated the 29th day of April 2005

BEIJING HOLDINGS LIMITED

and

QUAM SECURITIES COMPANY LIMITED

PLACING AGREEMENT
relating to Shares in the capital of
Tramford International Limited

35th Floor
Two International Finance Centre
8 Finance Street
Central, Hong Kong

Tel: (852) 2511 5100     Fax: (852) 2511 9515
Website: www.prestongates.com
Our ref: 45004/00010/NKA/MHCW

     i

THIS AGREEMENT is made on the 29th day of April 2005

BETWEEN

(1)	BEIJING HOLDINGS LIMITED, a company incorporated in Hong Kong whose registered office and principal place of business is at 34th Floor, West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong (the “Vendor”); and

(2)	QUAM SECURITIES COMPANY LIMITED, a company incorporated in Hong Kong and having its registered office at Room 3208, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong ( “Quam”)

WHEREAS:

(A)	Tramford International Limited is a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands and whose principal place of business is at 34th Floor, West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong (the “Company”). All the issued Shares of the Company are listed on the NASDAQ stock exchange in US.

(B)	The Vendor is the beneficial owner of Placing Shares as at the date hereof.

(C)	The Vendor has agreed to offer for sale and Quam has agreed to procure purchasers for the Placing Shares on a fully underwritten basis and on the terms and conditions set out in this Agreement.

THE PARTIES AGREE THAT:

1.	Definitions and Interpretation

(A)	Definitions

In this Agreement (including the Recitals above), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Agreement”	this placing agreement as amended or varied from time to time by an agreement in writing duly executed by the Parties;

“Business Day”	any day (excluding a Saturday) on which banks generally are open for business in Hong Kong;

“Companies Ordinance”	the Companies Ordinance (Cap. 32 of the Laws of Hong Kong);

“DTC”	Depository Trust Company, a subsidiary of Depository Trust Clearing Corporation in the US;

“Expenses”	means the commissions and other expenses relating to the Placing set out in Clause 6 and the Vendor’s expenses properly incurred by it in relation to the Placing;

“Group”	the Company and its subsidiaries;

“HK$”	Hong Kong dollars;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Long Stop Date”	31 May 2005 (or such other later date as may be agreed in writing between the Parties);

“Parties”	the named parties to this Agreement and their respective successors and permitted assigns;

“Placee(s)”	any professional, institutional or other investor(s) procured by Quam to purchase the Placing Shares pursuant to Quam’s obligations hereunder;

“Placing”	the offer by way of private placing of the Placing Shares by Quam on the terms and conditions set out in this Agreement;

“Placing Completion”	completion of the Placing in accordance with Clause 3(A);

“Placing Completion Date”	the date on which the Placing Completion shall take place, being 10 Business Days following the date hereof(or such other date as may be agreed in writing between the Parties (subject to Clause 3(C) and in any event not later than the Long Stop Date));

“Placing Price”	US$2.1514 per Placing Share;

“Placing Shares”	the 697,231 existing Shares owned by the Vendor to be placed to the Placees (as Quam may direct) in accordance with Clause 2(A)(i);

“PRC”	the People’s Republic of China excluding Taiwan, Hong Kong and the Macao Special Administrative Region for the purpose of this Agreement;

“Shares”	ordinary shares of US$0.01 each in the capital of the Company;

“US”	the United States of America; and

“US$”	United States dollars.

(B)	Construction and Certain References

(i)	References in this Agreement to persons include references to bodies corporate and references to the singular include references to the plural and vice versa.

(ii)	References to Recitals and Clauses are to the recitals and clauses of this Agreement, a reference to a sub-clause is to the relative numbered sub-clause in the Clause in which the reference appears and a reference to a paragraph is to the relative numbered paragraph of the sub-clause in which the reference appears.

(iii)	In this Agreement, (save as otherwise expressly stated herein) references to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

(iv)	All references in this Agreement in relation to any time, date or period shall mean Hong Kong time.

(C)	Headings

Headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Appointment of Quam

(A)	Appointment of placing agent

(i)	The Vendor shall sell the Placing Shares pursuant to the Placing free from all liens, charges and encumbrances and together with all rights attaching to them as at the Placing Completion Date, including the right to receive all dividends declared, made or paid on or after the Placing Completion Date.

(ii)	Subject to the provisions of this Agreement, the Vendor hereby appoints Quam, and Quam agrees to act as placing agent to procure Placees for, or failing which it shall itself purchase, the Placing Shares at the Placing Price (together with such stamp duty and applicable prescribed fees as may be payable by such Placee(s)), on a fully underwritten basis and in accordance with the provisions of this Agreement.

(B)	Powers

The Vendor hereby confirms that the appointment referred to in sub-clause (A) above confers on Quam the powers, authorities and discretion on behalf of the Vendor which are reasonably and properly necessary for, or reasonably incidental to, the making of the Placing and hereby agrees to ratify and confirm all such actions which Quam may lawfully, reasonably and properly take in the exercise of such powers, authorities and discretion in accordance with this Agreement.

(C)	Placing

(i)	The choice of Placees for the Placing Shares shall be determined by Quam, subject to the selling restrictions contained in this Agreement, and provided that no Placing Shares shall be offered to or placed in circumstances which would constitute an offer to the public in Hong Kong within the meaning of the Companies Ordinance or in any other place or in any manner in which the securities laws or regulations of any place may be infringed.

(ii)	The Placing carried out by Quam pursuant to this Agreement shall constitute a transaction carried out by Quam at the request of and on behalf of the Vendor as its lawful agent and not on account of or for Quam. Quam shall not be liable for any loss or damage (save and except for loss or damage caused by any fraud, wilful default or negligence on the part of Quam) to the Vendor arising from or otherwise relating to the Placing.

3.	Completion of Placing

(A)	Subject to the performance by Quam of its obligations under Clause 4(B), Placing Completion shall take place on the Placing Completion Date after 5:00 p.m. at such time as the Parties may agree.

(B)	To the extent physical delivery or document exchange is required, Placing Completion under sub-clause (A) above shall take place at the office of Quam at 3208, 32nd Floor, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong or such other venue as the Parties may agree.

(C)	In the event that the Placing Completion does not take place on or before the Long Stop Date, this Agreement shall terminate and the provisions in Clause 8(B) shall apply.

4.	Obligations of the Parties

(A)	Vendor’s Obligations

Subject to the performance by Quam of its obligations under sub-clause (B) below, on Placing Completion, the delivery obligations of the Vendor in respect of title to the Placing Shares shall be settled by book entry through the settlement service facilities operated in the US by DTC, under which the Vendor shall give or procure its designated transfer agent to give an irrevocable delivery instruction to effect a book-entry settlement of the Placing Shares to be transferred by the Vendor to Quam or its designated DTC participant (Merrill Lynch, participant no. 5198) at Placing Completion in accordance with the applicable rules, regulations and procedures of DTC to the credit of the stock accounts of Quam Securities Company Limited A/C Client (account number: 3BN80017) and in such a case, no certificate for Placing Shares will be delivered to Quam upon Placing Completion; and the Vendor shall deliver to, or procure the delivery to, Quam or as it may direct, evidence of the giving of the irrevocable delivery instruction mentioned above; and

(B)	Quam’s Obligations

(i)	Against compliance by the Vendor with its obligations pursuant to Clause 4(A), and against full compliance of the Vendor’s undertaking under Clause 5(A)(iii), on the Placing Completion Date, Quam shall make or procure the making of payment in US dollars for value of the aggregate Placing Price (subject only to the deduction therefrom of the Expenses referred to in Clause 6(A)), of the total number of the Placing Shares to the Vendor’s nominated receiving agent, and the Vendor agrees that the payment thereof shall constitute a complete discharge of Quam’s payment obligations in respect of the Placing Shares; and

(ii)	(if applicable) Quam shall as soon as reasonably practicable after the Placing Completion arrange for payment of any stamp duty and prescribed fees for the transfer of the Placing Shares.

5.	Further Undertakings

(A)	Vendor’s Undertakings

In consideration of Quam entering into this Agreement and agreeing to perform its obligations hereunder, the Vendor hereby undertakes to Quam to do or procure the following:

(i)	to provide Quam, at its request, with all such information known to it or which on reasonable enquiry ought to be known to it and relating to the Vendor and/or Group as may be reasonably required by Quam in connection with the transactions contemplated or arising under this Agreement for the purposes of, without limitation, complying with all requirements of applicable law

(including any due diligence defences) or of the rules and regulations of the NASDAQ stock exchange or any applicable regulatory bodies;

(ii)	save for any issue by the Company of new Shares or convertible securities for new Shares at a subscription price or conversion/exercise price of not less than US$3.50 per Share, the Company shall not, during the period from the date hereof to 31 December 2005, issue or to enter into any agreement or arrangement to issue any new Shares or to issue any other securities convertible into Shares which would have the effect of diluting the shareholding of the Placees except with the prior written consent of Quam (such consent not be unreasonably withheld or delayed);

(iii)	as soon as practicable after the date hereof and in any event before the Placing Completion, the Vendor shall arrange and complete (a) the registration of the Placing Shares for, and the removal of all restrictions or legends on, the free transfer and/or resale of the Placing Shares in the US stock market, and (b) a deposit of all the Placing Shares with DTC for effecting Placing Completion through the DTC settlement service facilities; and

(iv)	as soon as practicable following the Placing Completion, the Vendor shall procure the Company, subject to the approval of the Company’s board of directors to enter into agreement to engage Quam (H.K.) Limited as its consultant for the provision of investor relation services in Asia (inclusive of Japan) for a term of 12 months.

(B)	Quam’s Undertakings

Quam hereby undertakes to the Vendor the following:

(i)	by no later than 5:00 p.m. on the one Business Day prior to the Placing Completion Date, to deliver to the Vendor a schedule showing details of the Placee(s) procured by it including their respective name, country of incorporation (if a corporation), address (or registered address if a corporation), the number of Placing Shares agreed to be purchased by each Placee;

(ii)	to submit to the applicable regulatory authorities as and when it is required to do so, such information which it may have regarding the Placee(s) and the Placing as the applicable regulatory authorities may require; and

(iv)	not to offer, sell or deliver, directly or indirectly, any Placing Shares or distribute or publish any documents (including, without limitation to the foregoing, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to purchase Placing Shares or acquire any interest therein) or make any representations or statements in relation to the Placing in any country or jurisdiction except such as, and under circumstances that, will not result in or constitute a breach of any applicable laws and regulations or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained (other than such as are made or obtained by Quam) in any country or jurisdiction and all offers, sales and deliveries of Placing Shares will be made on such terms.

6.	Payment of fees, commissions and expenses

(A)	In consideration of the services of Quam in relation to the Placing, the Vendor shall pay, or procure and ensure its nominated paying agent to pay, to Quam (and, for this purpose, Quam shall be entitled to deduct out of the Purchase Price for the Placing Shares):

(i)	placing commission being calculated as a fee of 5 per cent. of the aggregate Purchase Price for the Placing Shares ;

(ii)	(if applicable) seller’s stamp duty and all prescribed fees as may be payable in respect of the transfer of the Placing Shares; and

(iii)	50% of all fees and other expenses (including but not limited to legal fees) incurred by Quam in relation to the Placing, provided that Quam shall supply to the Vendor such evidence as to the fees and expenses as the Vendor may reasonably request.

(B)	If this Agreement is terminated pursuant to Clause 8 or if for any other reason the Placing is not completed (including but not limited to the circumstances described in Clause 3(C) relating to the Long Stop Date), the Vendor shall remain liable for the payment of all placing commissions together with all fees and other expenses which are referred to in sub-clause (A) to the extent already actually and reasonably incurred and for the payment of all fees and other expenses reasonably incurred in consequence of such termination, provided that Quam shall supply to the Vendor such evidence as to the fees and expenses as the Vendor may reasonably request, and further provided that if termination is pursuant to Clause 8(A)(i) hereof, the commission referred to in Clause 6(A)(i) shall be reduced to 3% of the aggregate Purchase Price of the Placing Shares.

(C)	(i) The Vendor hereby acknowledges that, in addition to the commissions, costs, charges and expenses referred to in Clause 6(A), Quam shall be entitled to keep for its own account any brokerage fees or commission that it may receive from the Placee(s).

(ii)	The Vendor shall be liable for the costs and expenses of its own legal and other professional advisers and out-of-pocket expenses incurred in connection with the Placing and any other transaction contemplated under this Agreement.

7.	Warranties and Indemnity

(A)	Warranties, Representations and Undertakings

The Vendor hereby warrants, represents and undertakes to Quam (for itself and on behalf of the Placees) (and the Vendor acknowledges that Quam has been induced to enter into this Agreement and to agree to procure purchaser(s) for the Placing Shares on the basis of such warranties, representations and undertakings) as follows:

(i)	the Placing Shares are duly allotted and fully paid up, and the Vendor is the beneficial owner of the Placing Shares, and it has the authority, power and capacity to enter into this Agreement and to sell the Placing Shares pursuant to this Agreement;

(ii)	this Agreement constitutes and the other documents to be executed by the Vendor which are to be delivered at Placing Completion will, when executed, constitute valid, legal, binding and enforceable obligations of the Vendor in accordance with their respective terms;

(iii)	the execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement do not and will not:

(a)	result in a breach of any provision of its memorandum of association and bye-laws or articles of association (as the case may be) of the Vendor and/or any member of the Group;

(b)	result in a breach of, or constitute a default under, any agreement or instrument to which the Vendor and/or any member of the Group is a party or by which it is bound; or

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Vendor and/or any member of the Group is a party or by which it is bound;

(iv)	the particulars relating to the Vendor and the Company as set out in the recitals are true and correct;

(v)	the Placing Shares are being sold hereunder free from all liens, charges, encumbrances and third-party rights of whatever nature and shall rank pari passu in all respects with all the other Shares in issue as at Placing Completion and in particular shall rank in full for all dividends and other distributions declared, made or paid thereafter;

(vi)	all necessary consents, authorisations and approvals from all appropriate regulatory or governmental bodies in Hong Kong, US or elsewhere which are required by the Company, the Vendor and Quam as placing agent for the transfer of the Placing Shares pursuant to this Agreement have been obtained or will be obtained on or before the Placing Completion;

(vii)	all published information regarding the Group (including its financial results) are true, accurate and not misleading;

(viii)	all public information and facts given to Quam in relation to the Placing are true, accurate and not misleading and the Vendor has not withheld any other information or facts the omission of which will make the information or facts given to the Quam incorrect or misleading and the Vendor shall notify Quam forthwith in writing should such omission or inaccuracy first come to the attention of the Vendor; and

(ix)	all the Placing Shares are duly registered and permitted for transfer and/or resale in the US stock market without restriction pursuant to applicable US securities laws, and there is no selling restrictions on the transfer of the Placing Shares imposed by any rules or regulations of the NASDAQ stock exchange or the US securities regulatory bodies or by any applicable US securities laws.

(B)	Period

The representations and warranties set out in Clause 7(A) are given as at the date hereof and shall be deemed to be repeated by the Vendor on each day up to and including the date of Placing Completion as if given or made on such date, with reference in each case to the facts and circumstances then subsisting. The Vendor undertakes up to and until completion of this Agreement or its earlier termination to notify Quam of any matter or event coming to its attention prior to Placing Completion which would or would reasonably be considered to render or have rendered any of the representations and warranties made by it set out in Clause 7(A) untrue, inaccurate or misleading in any material respect.

(C)	Indemnity

The Vendor undertakes with Quam that it shall on demand hold Quam fully and effectively indemnified against all losses, claims, damages, liabilities, costs or expenses of whatever nature (except those arising out of or as a result of any fraud, willful default or gross negligence on the part of Quam or any material breach by Quam of its obligations under this Agreement) which it may suffer or incur or which may be brought against or incurred by it arising out of or as a result of the performance by it of its obligations under this Agreement and any breach by the Vendor of any of the warranties or any other obligations of the Vendor under this Agreement.

(D)	Full Force and Effect

The representations and warranties contained in sub-clauses (A) and (B) and the indemnity contained in sub-clause (C) shall remain in full force and effect notwithstanding Completion and the purchase of the Placing Shares by the Placees, as the case may be.

8.	Force Majeure and Termination

(A)	Force Majeure

If, at any time prior to 5:00 p.m. on the Placing Completion Date:

(i)	there shall develop, occur, exist or come into effect:

(a)	any change in, or any event or series of events resulting or likely to result in any change in Hong Kong, the PRC or the US national or international financial, currency, political, military, industrial, economic or market conditions (and for the purpose of construing the foregoing any normal market fluctuations shall not be construed as events or series of events affecting market conditions referred to above); or

(b)	any material and adverse change in the conditions of Hong Kong, the PRC, the US or international equity securities or other financial markets; or

(c)	the imposition of any moratorium, suspension or material restriction on trading in securities generally on the US stock exchanges due to exceptional financial circumstances or otherwise; or

(d)	any change or development occurs involving a prospective change in taxation or exchange control (or the implementation of any exchange control) in Hong Kong, British Virgin Islands, the PRC, the US or elsewhere;

                  which, in the opinion of Quam makes it inadvisable or inexpedient to proceed with the Placing; or

(ii)	it comes to the notice of Quam any matter or event rendering any of the Vendor’s representations and warranties in any material respect to be untrue, inaccurate or misleading or as having been breached (“Breached Warranty”) and if Quam considers that the Breached Warranty to have a materially prejudicial effect on the Placing, then Quam may give written notice to the Vendor to terminate this Agreement with immediate effect.

(B)	Effect of Termination

Upon the termination of this Agreement pursuant to the provisions of sub-clause (A) above, each of the Parties shall cease to have any rights or obligations under this Agreement, save in respect of the provisions of this Clause and Clauses 6(B), 9, 12 and 14, and any antecedent breaches of this Agreement or any rights or obligations which may have accrued under this Agreement prior to such termination.

9.	Announcements

(A)	Prohibition

None of the Parties hereto shall, directly or indirectly, make any public announcement or communication in relation to the Placing without the prior approval of the other Parties and except where such announcement or communication is required by laws and regulations applicable to the Vendor and the Company.

10.	Time of Essence

Any date or period mentioned in any Clause may be extended by mutual agreement between the Vendor and Quam, but, as regards any date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

11.	Assignment

None of the Parties may assign or transfer any of their rights or obligations under this Agreement, save that Quam may assign the benefit of the undertaking and warranties given by the Vendor in Clauses 5, 7 and 8(A) respectively to the Placees.

12.	Notices

(A)	Addresses

All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses and/or facsimile numbers:

If to the Vendor, to:

34th Floor West Tower, Shun Tak Centre 200 Connaught Road Central Hong Kong

Facsimile: (852) 2858 1544 Attention: Mr. Michael Siu

If to Quam, to:

Room 3308 Gloucester Tower, The Landmark 11 Pedder Street Central, Hong Kong

Facsimile: (852) 2530 5671 Attention: Mr. Kenneth Lam

(B)	Service

Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered, and if sent by facsimile on receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

13.	General

(A)	Entire agreement

This Agreement sets out the entire agreement and understanding between the Parties and supersedes and replaces any prior agreements or understandings entered into between the Parties with respect to the matters provided for herein, and none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Parties which is not set out or referred to in this Agreement.

(B)	Amendment

This Agreement may be amended or supplemented, and any provision hereof may be waived, only in writing by all the Parties or, in the case of a waiver, by the Party waiving compliance.

(C)	Remedies and waivers

No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of such right, power or privilege, or any single or partial exercise thereof, preclude any further exercise thereof or the exercise of such or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.

(D)	Severability

If any term or provision of this Agreement shall become or be declared illegal, invalid or unenforceable for any reason whatsoever such term or provision shall be severed from this Agreement and shall be deemed to be deleted from this Agreement provided always that if such deletion materially affects or alters the basis of this Agreement, the Parties shall negotiate in good faith to amend and modify the provisions and terms of this Agreement as may be necessary or desirable in the circumstances.

14.	Governing Law, Jurisdiction and Miscellaneous

(A)	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, for the time being in force and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts in Hong Kong.

(B)	Counterparts

This Agreement may be executed by the Parties in counterparts, each of which shall be binding on the Party or Parties who shall have executed it but which shall together constitute one agreement.

Signature page

     AS WITNESS the hands of the duly authorized representative of the Parties on the day and year first before written.

SIGNED by	)
ZHAO Chang Shan	)
for and on behalf of	)	/s/ Zhao Chang Shan
Beijing Holdings Limited	)
in the presence of: William Y S Kwok	)

SIGNED by	)
Bernard Pouliot	)
for and on behalf of	)	/s/ Bernard Pouliot
Quam Securities Company Limited	)
in the presence of: Michael Siu	)